Exhibit 10.16(b)

Second Amendment (“Amendment”) to Employment Agreement dated January 14, 2011, as amended June 29, 2011 (the “Employment Agreement”) between Randel A. Falco

(“Executive”), Univision Communications Inc. (“Company”) and Broadcasting Media Partners,

Inc. (“Parent”)

Company, Executive and Parent hereby agree to the amendment of the Employment Agreement as follows:

1.	Employment. The second and third sentences of Section 1 of t he Employment Agreement are amended and restated as follows:

“Executive’s employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until January 31, 2018 (the “Initial Term”). On January 31, 2018 and on each anniversary thereof, the term of employment under the Employment Agreement shall be automatically extended for an additional twelve-month period (the Initial Term, together with any extension, the “Employment Period”).”

2.	Base Salary. Effective as of January 1, 2014, “$1,750,000” shall be substituted for “$1,300,000” under Section 4.l(a) of the Employment Agreement, and the second sentence of Section 4.l(a) of the Employment Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“Executive’s Base Salary will be reviewed annually with respect to any term of employment under the Employment Agreement following the Initial Term (and may be increased in the discretion of the Board, but will not decrease).”

3.	Annual Bonus. Effective as of January 1, 2013, “166%” shall be substituted for “125%” under Section 4.2 of the Employment Agreement, and the last sentence of Section 4.2 of the Employment Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following: “The annual bonus in respect of any fiscal year shall be payable in accordance with Company practice, but in any case no later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which it is earned”.

4.	Vacation. Section 4.4 of the Employment Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Effective as of January 1, 2014, and pursuant to Company policy, Executive is no longer eligible for a fixed amount of paid vacation time and shall cease to accrue vacation days in accordance with Company’s prior vacation policy and Section 4.4 of the Employment Agreement. Executive agrees that, in exchange for the consideration provided herein, all vacation days accrued under the prior policy and Section 4.4 are waived as of the date of this Amendment. Effective as of January 1, 2014, Executive may take reasonable paid vacation time, to the extent such does not materially conflict with the performance of his duties and responsibilities under this Agreement.”

5.	Perquisites. The Employment Agreement is hereby amended by inserting the following new Section 4.7 immediately following Section 4.6:

“4.7 Perquisites. During the Employment Period, the Company shall pay for and provide for the Executive (i) term life insurance coverage in an amount of $3 million, (ii) long-term disability benefits of $561,000 per year, (iii) reimbursement for the cost of an annual physical examination and (iv) when traveling for Company business purposes, first class air travel (or, with the approval of the Chairman of the Board, the use of charter aircraft, with such usage reported to the Compensation Committee semi-annually) and first class hotel.”

6.	Termination. Sections 5.3 and 5.4 of the Employment Agreement are amended to read as follows in their entirety:

“5.3 At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to Executive in accordance with Section 6.4;

5.4 At the option of the Company, on thirty (30) days prior written notice to Executive, without Cause (provided that the Company may require Executive to not perform any duties during such notice period);”

7.	Termination. Section 5.6 of the Employment Agreement is amended by deleting “ninety (90)” and inserting “sixty (60)” in its place.

8.	Conforming Change. The second parenthetical clause in the first sentence of Section 6.1, i.e., the parenthetical clause starting with “for the avoidance” and ending with “the Company”, is hereby deleted.

9.	Termination without Cause, Termination by Executive for Good Reason or Non-Renewal by the Company.

a.	Section 6.l(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b) subject to Section 12.7(b) hereof, an amount equal to the sum of (i) twenty-four (24) months of Executive’s monthly Base Salary and (ii) the Executive’s annual target bonus for the fiscal year including the date of termination, payable, in substantially equal installments at the same time Base Salary would be paid over the twenty-four (24) month period following termination if Executive had remained employed with the Company; provided that the first payment shall be made on the sixtieth (60th) day after Executive’s “separation from service” and shall include payment of any amounts that would otherwise be due prior thereto;”

b.	Section 6.l(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(d) a pro-rata portion of Executive’s annual target bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of such annual target bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days in such fiscal year through the date of such termination and the denominator of which is 365), payable at the same time during the following calendar year as such payment would have been made if Executive continued to be employed with the Company;”

c.	Section 6.l(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(e) (i) two (2) years of continued life insurance coverage (provided that such coverage shall cease earlier upon the Executive becoming employed by another employer and eligible for life insurance with such other employer), and (ii) payments by the Company to Executive each month for a period of two (2) years, subject to Section 12.7(b) hereof, of an amount (the “Cash Equivalent Payment”) equal to the monthly amount of COBRA continuation coverage premium under the Company’s group medical plans for the Executive and his eligible dependents at the same coverage levels in effect immediately prior to such termination of employment, less the amount of Executive’s portion of the premium as if Executive was an active employee under the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment, along with a full tax gross-up with respect to the Cash Equivalent Payments so Executive has no after tax consequences with respect to the Cash Equivalent Payments and the related tax gross up (provided that such payments shall cease earlier upon Executive becoming employed by another employer and eligible for medical coverage with such other employer); provided that the first payment of any Cash Equivalent Payment shall be paid on the sixtieth (60th) day following Executive’s termination of employment and shall include any amounts due prior thereto; and”

10.	Cause Defined. Section 6.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“6.4 Cause Defined. For purposes of this Agreement, the term “Cause” shall mean:

(a) Executive’s willful failure to perform his services hereunder in any material way or willful, material breach of fiduciary duty;

(b) Executive’s conviction of (or pleading guilty or nolo contendere in respect of) a felony (other than driving while intoxicated) or any lesser, willful, material offense involving dishonesty, moral turpitude or the Company’s or its affiliates property; and

(c) material willful misconduct or willful material breach by Executive of any of the provisions of this Agreement;

provided, that, in each case, any proposed termination for Cause requires notice from the Board to the Executive, within 90 days after the Board has knowledge of specific facts and circumstances constituting “Cause”, stating such specific facts and circumstances and Executive shall have a reasonable opportunity to cure such circumstances (if curable) within 90 days after any such notice.”

11.	Good Reason Defined. Section 6.5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“6.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s written consent:

(a) a failure of Executive to hold the title of President and Chief Executive Officer of the Company other than by reason of the Executive’s termination of employment;

(b) a significant diminution of Executive’s duties in his role as President and Chief Executive Officer;

(c) any change in the reporting structure so that Executive reports to someone other than the Board;

(d) any willful, material breach of any material obligation of the Company to Executive under this Agreement or any equity agreements;

(e) failure of a successor to all or substantially all of the assets of the Company to assume this employment contract; and

(f) any requirement that Executive relocate his principal place of employment from the New York, NY metropolitan area;

provided, that, in each case, any resignation for Good Reason requires notice by Executive to the Board within 90 days of Executive’s knowledge of the specific facts and circumstances constituting Good Reason stating such specific facts and circumstances and the Company shall have a reasonable opportunity to cure such circumstances (if curable) within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30-day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such 30-day cure period.

12.	Conditions to Payment. The last sentence of Section 6.6 of the Employment Agreement is hereby amended by deleting such sentence and replacing it with the following:

“In addition, severance payments due to Executive under this Section 6 shall be subject to Section 9 of the Employment Agreement.”

13.	Reimbursement of Expenses. The last sentence of Section 7 of the Employment Agreement is deleted.

14.	Non-Competition. Section 8.1 is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“During the Employment Period (other than on behalf of the Company), and for the two-year (2 year) period commencing on the date Executive’s employment with the Company ends, other than on behalf of the Company, Executive will not directly or indirectly engage in the “Business” (as defined hereto) in the United States or Puerto Rico and any other country in which

Company or any of its affiliates engages in such Business (whether alone, as a partner, joint venture, officer, director, employee, consultant or investor of any other entity), including but not limited to any activity that is competitive with or adverse to such business or that involves (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service. Executive also covenants and agrees that during such two-year (2 year) period, Executive will not (other than in the performance of Executive’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of Company or any of its affiliates. For purposes of this section, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived. If Executive wishes to provide consulting services or serve as a member of a board of directors, which activity may result in a breach of this Section 8, Executive may request in writing that the Board provide a waiver of such potential breach, which waiver shall specify the entity to which the Executive would render services, and the nature of the services to be provided by Executive. Notwithstanding anything to the contrary, Executive shall not seek a waiver to provide services to (A) a company that is primarily focused on the Hispanic media market, including but not limited to, Telemundo, TV Azteca, MundoFox and Yahoo! En Espanol, or (B) Comcast and any of its subsidiaries and affiliates. The Board shall consider Executive’s request in its good faith discretion and notify the Executive of its determination within thirty (30) days following the Board’s receipt of Executive’s written request.

Notwithstanding anything herein to the contrary, the Executive may hold passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent {1%) of the equity of such enterprise.”

15.	Non-Solicitation. Section 8.2 of the Employment Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“8.2 Non-Solicitation. Executive covenants and agrees that during employment and for a period of two (2) years after the termination of Executive’s employment under this Agreement, Executive shall not directly or indirectly influence or attempt to influence or solicit present or future employees, performers or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so. Executive covenants and agrees that during employment and for a period of two (2) years following the date of termination of Executive’s employment, Executive shall not directly or indirectly hire any employees of the Company or any of its Affiliates or assist any other person in doing so. The restrictions in this Section 8.2 shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate (but the restrictions shall still apply to the hiring of any person who responds to such general solicitation), (ii) serving as a reference at the request of an employee or (iii) actions taken in the good faith performance of Executive’s duties for the Company.

16.	Non-Disparagement. The duration of the mutual non-disparagement covenants set forth in Sections 8.8(a) and 8.8(b) of the Employment Agreement are hereby reduced to two (2) years and Sections 8.8(a) and 8.8(b) of the Employment Agreement are hereby amended by deleting the references to “three (3) years” therein and replacing them with the phrase “two (2) years”.

17.	Tolling. Section 8.9 of the Employment Agreement is hereby deleted, and the following is inserted in its place: “Section 8.9 [intentionally omitted]”.

18.	Remedies. The last sentence of Section 9 of the Employment Agreement is hereby deleted and replaced with the following:

“Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, and in the event of a breach of any provision of Section 8 above that satisfies the Forfeiture Criteria and that occurs while Executive is receiving severance payments in accordance with Section 6 above (regardless whether the Company discovers such breach during such period of severance payment or anytime thereafter), the Company shall be entitled to recover any severance payments in excess of one month’s Base Salary made to Executive, provided, that, prior to ceasing to make any severance payments or taking any other action under this Section 9, if the Company believes that a breach of any provision of Section 8 may have occurred that satisfies the Forfeiture Criteria, the Company is required to provide notice to the Executive of the specific facts and circumstances of which it is aware constituting such breach and the Executive shall have been provided a reasonable opportunity to cure such breach (if curable) within 30 days after any such notice. For the avoidance of doubt, to the extent a breach that satisfies the Forfeiture Criteria has been cured by the Executive within the applicable 30 day notice period, then such action shall not be deemed to constitute a breach under this Agreement. Any dispute arising between the parties with respect to this Section 9 shall be submitted to binding arbitration pursuant to Section 12.8 of this Agreement (subject in full to the exception in Section 12.8 that is applicable to actions seeking injunctive and equitable relief).”

19.	Code Section 280G. Section 12.11 is hereby deleted in its entirety and the following is inserted in its place:

“12.11 Code Section 280G.

(a)	Public Company Status.

(i) In the event that the stock of the Company is “readily tradable on an established securities market or otherwise” for purposes of Section 280G(b)(5)(A)(ii)(I) of the Code (“Publicly Traded”) and any payment or benefit to Executive under this Agreement or any other plan, arrangement or agreement with the Company (including, without limitation, any payment or benefit (including but limited to accelerated vesting) in connection with Restricted Stock Units, stock options or other equity-based compensation) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of all Excise Taxes on the Payments, and all Excise Taxes, federal, state and local income taxes, and federal employment taxes, on the Gross-Up Payment, shall be equal to the amount of the Payments. In addition, the Company shall indemnify Executive, on an after-tax, grossed-up basis, for any interest, penalties or additions to tax payable by Executive as a result of the imposition of the Excise Tax or the payment of any Gross-Up Payment.

(ii) For purposes of determining whether any of the Payments will be subject to the Excise Tax, such determination shall be initially made by tax counsel selected by the Company (which may be either a major law firm or major accounting firm, in either case with expertise in this area) (the “Tax Counsel”). All fees and expenses of Tax Counsel shall be paid by the Company. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the actual rates of federal income taxation applicable to the Executive in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the actual rates of taxation applicable to the Executive and as are in effect in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to the Executive. At the request of the Company, Executive shall provide information necessary from his accountants and financial advisors to determine Executive’s actual rates for federal, state and local income taxes.

(iii) The Gross-Up Payments provided for in this Section 12.11(a) shall be made upon the earlier of (x) the payment to Executive of any Payment or (y) the imposition upon Executive or payment by Executive of any Excise Tax upon any Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under this Section 12.11(a), Executive shall repay to the Company within thirty (30) days of Executive’s receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by Executive on the amount of such repayment, but in any case only to the extent that Executive has not remitted such portion of the Gross-Up Payment to the Internal Revenue Service or has received a refund or credit thereof from the Internal Revenue Service. If it is established pursuant to a final determination of a court, an Internal Revenue Service proceeding, or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder in computing the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or opinion.

(b) Private Company Status. In the event that the stock of the Company is not Publicly Traded and the exemption described in Section 280G(b)(5) of the Code would apply to the Payments if the requisite shareholder approval is obtained, the Company and Executive shall reasonably and in good faith cooperate with each other so as to eliminate any Excise Tax on Executive pursuant to Section 4999 of the Code and to preserve to the Company the benefit of income tax deductions of the Payments. In that regard, if Executive advises the Company that he is willing to waive his rights to receive “excess parachute payments” (as defined in Section 280G of the Code) in connection with the transaction which could cause the Excise Tax to apply, the Company shall use reasonable best efforts to, following such waiver, obtain the requisite shareholder approval of any such excess parachute payments.”

20.	Effective Date of Amendment. Upon execution by Company, Parent and Executive, this Amendment will be effective, except as otherwise specifically provided herein, as of

February 19, 2014.

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20.	Other. Except as provided in this Amendment, all other terms and conditions in the Employment Agreement remain in full force and effect, and the Employment Agreement, as amended hereby, is ratified and confirmed.

BROADCASTING MEDIA PARTNERS, INC.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Jonathan Schwartz 10/16/14
Name:	Jonathan Schwartz
Executive Vice President, General Counsel

By:
Name:

/s/ Randel A. Falco

Randel A. Falco

[SIGNATURE PAGE TO SECOND AMENDMENT TO FALCO EMPLOYMENT AGREEMENT]